SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between LivePerson, Inc. (the “Company”) and Michael I. Kovach (“Executive”), and effective as of April 23, 2013 (the “Effective Date”).

WHEREAS, Executive desires to voluntarily resign from his employment with the Company following a Transition Period (as defined below);

WHEREAS, pursuant to the terms and conditions set forth herein, the parties desire to set forth their mutual obligations during the Transition Period and thereafter; and

WHEREAS, the parties wish to set forth the terms of Executive’s departure and general release of claims;

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.                  The period from the Effective Date of this Agreement until this Agreement is terminated pursuant to Paragraph 4 below will be referred to as the “Transition Period”. During the Transition Period, Executive will continue in his current roles as Senior Vice President, Corporate Controller of the Company, and agrees to carry out all duties and responsibilities commensurate with that position in good faith and to the best of his ability, including, but not limited to, assisting with an efficient transition of some or all of those duties and responsibilities to Executive’s successor as requested by the Company. Absent a written agreement to the contrary, Executive’s employment relationship with the Company will terminate pursuant to the terms of this Agreement upon the conclusion of the Transition Period pursuant to Paragraph 4 hereof. The date on which this Agreement terminates pursuant to Paragraph 4 hereof is referred to in this Agreement as the “Separation Date”. Following the Separation Date, Executive shall execute a General Release in the form attached hereto as Schedule A that becomes effective and irrevocable no later than thirty (30) days following the Separation Date (such deadline, the “Release Deadline”).

2.                     During the Transition Period, the Company agrees to continue Executive’s base salary and benefits that are in effect on the date of the execution of this Agreement. Following the Separation Date, Company will pay to Executive in a timely manner any outstanding amounts owed for reimbursable expenses and/or accrued vacation time pursuant to standard Company policies.

3.                     Executive acknowledges and agrees that all outstanding stock options granted to Executive to purchase shares of the Company’s Common Stock (collectively, the “Options”) are governed pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”) and the applicable stock option agreement (collectively, the “Option Documents”). Subject to, and in exchange for Executive’s execution of and compliance with this Agreement (including without limitation execution and non-revocation of the General Release by the Release Deadline, as described in Paragraph 1), the Company will accelerate the vesting of 18,675 shares subject to the option granted on June 17, 2010 as set forth in the relevant Option Documents, such that a total of 18,675 shares subject to such option will be vested and exercisable as of the Separation Date (the “Accelerated Shares”). Executive acknowledges and agrees that (a) with the exception of the Accelerated Shares and other Options that are vested pursuant to their original terms and conditions on the Separation Date, all Options held by Executive that are not vested as of the Separation Date under their original terms and conditions will be terminated and cancelled as of the Separation date; and (b) Options (including Accelerated Shares) that are vested on the Separation Date will remain exercisable for a period of ninety (90) days following the Separation Date, after which period such Options (if unexercised) will be terminated and cancelled.

4.                  This Agreement and Executive’s employment will terminate upon the earliest to occur of the following: (a) close of business on April 23, 2013 or (b) such earlier date as determined and noticed in writing to Executive by the Company, in its sole discretion, or to the Company by Executive, in his sole discretion, at which time, Executive’s service relationship with the Company will cease. For purposes of clarification, any termination of Executive’s employment pursuant to this Paragraph 4 shall qualify as a “separation from service” within the meaning of Section 409A (as defined below). Upon the Separation Date or an earlier date if requested by the Company, Executive will tender formal resignation of his roles as Senior Vice President, Corporate Controller, following which Executive will continue employment until the Separation Date (if the resignation date and the Separation Date are not the same date) in a capacity to be defined by the Company.

5.                  In exchange for the payments and benefits provided for in this Agreement during the Transition Period, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby forever unconditionally and irrevocably releases and discharges the Company, and each and all of its direct and indirect affiliates, parents, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees, trustees, plan administrators, agents, attorneys, representatives, partners, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future, whether known or unknown, and of whatsoever kind or nature that Executive, his heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any alleged or actual matter, omission, act, cause or thing from the beginning of time until the date he signs this Agreement, including, but not limited to, those arising out of his employment or the termination thereof.

                    Executive understands and acknowledges that by signing this Agreement he is waiving and releasing any and all claims he may have concerning the terms and conditions of his employment and the termination of his employment including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, gender expression, gender identity, handicap, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so. As such, this release includes, but is not limited to, any claims arising under Title VII of the 1964 Civil Rights Act, 42 U. S. C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U. S. C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f), et seq.; the Americans with Disabilities Act, 42 U. S. C. § 12101 et seq.; the Employee Retirement and Income Security Act, 29 U. S. C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.; New York Equal Rights Law, N.Y. Civ. Rights Law § 40-c et seq.; New York Whistleblower Protection Law, N.Y. Lab. Law § 740 et seq.; New York Family Leave Law, N.Y. Lab. Law § 201-c; New York Equal Pay Law, N.Y. Lab. Law § 194; N.Y. Lab. Law § 215; the New York City Human Rights Law, Administrative Code of the City of New York, Section 8-101 et seq.; and any other federal or state constitutions, federal, state or local statutes, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or developed or undeveloped, up through the date of his execution of this Agreement. Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any aspect of his employment or termination.

6.                  Executive represents that as of the Effective Date he was not denied a request for leave, or retaliated against for taking leave under the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq., at any time during his employment with the Company.

7.                  Executive acknowledges and agrees that throughout the Transition Period and after his employment he will continue to be obliged as follows:

(a)	Executive agrees, with reasonable notice, to furnish information as may be in his possession and cooperate with the Company as may be reasonably requested in connection with any claims or legal action in which the Company is or may become a party.

(b)	Executive recognizes and acknowledges that all information pertaining to the software, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Executive will not disclose any information concerning the affairs, business, clients, or customers of the Company except as required by law. Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. All records, memoranda, software or intellectual property whether made by Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

(c)	During the Transition Period and for a twelve (12) month period after the Separation Date (the “Restricted Period”), Executive, without express written approval from the Company, will not solicit any clients of the Company for any existing business of the Company.

(d)	During the Restricted Period, Executive (acting on his own behalf, or for or through others) will not actively solicit or induce any employee of the Company to terminate their employment with the Company or engage in activities that directly compete with the business of the Company.

8.                  Executive acknowledges and agrees that the Company’s obligation to make any payments or provide any benefits under this Agreement shall cease upon any violation of Paragraph 7 above. The Company must first provide written notice to Executive specifying the act which has violated Paragraph 7, and if such violation is not cured within fifteen (15) days, if capable of being cured, than the Company will inform Executive of its termination of its post-employment payments. Executive agrees that the restrictions contained in Paragraph 7 are essential elements of this Agreement, and, but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

9.                  Executive represents that upon the conclusion of the Transition Period he will certify that he has returned to the Company all Company property and equipment in his possession or control, including, but not limited to, computer equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc. except as expressly set forth below in this Section 9), customer information, customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof); provided, however, subject to, and in consideration of, Executive’s execution of this Agreement and provided Executive comply with all of the terms of this Agreement, Executive will be permitted to keep his Company-issued laptop computer as his own personal property, provided that Executive provides copies of all Company related information, if any, that is contained on the laptop to the Company and Executive then immediately deletes all such Company related information from his laptop. Executive also represents that upon the conclusion of the Transition Period he will certify that he has left intact all electronic Company documents, including those that he developed or helped to develop during his employment. Executive further represents that he will certify that he has cancelled all accounts for his benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, pager accounts, and computer accounts, at the conclusion of the Transition Period. Notwithstanding the foregoing, the Company will assist Executive in making an electronic copy of his contact list in whatever format Executive reasonably requests.

10.           Executive agrees that he will not, at any time, publicly disparage, criticize or ridicule the Company, nor make any negative public comments regarding the Company, its officers, employees, directors, products, services or business practices. The Company agrees to direct its officers, directors and authorized spokespersons not at any time to publicly disparage, criticize, or ridicule Executive or make any negative public comments regarding Executive.

11.              All amounts payable under this Agreement shall be subject to deduction for all federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and any other required deductions. The parties intend that all payments made under this Agreement comply with, or will be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant. In no event will the Company reimburse Executive for any taxes or other penalties that may be imposed on Executive as a result of Section 409A, and Executive shall indemnify the Company for any liability therefor.

12.              This Agreement amicably resolves any issues between the parties and they agree that this Agreement shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of Executive or the Company.

13.              This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Executive hereby submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court located in New York (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or the subject matter hereof.

14.              The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

15.              Executive understands and agrees that he may have, and has had, at least twenty one (21) calendar days from the date hereof to accept this Agreement. Executive acknowledges that he was advised by the Company to consult with an attorney of his own choosing concerning the waivers contained in and the terms of this Agreement, and that the waivers he has made and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

16.              Executive has seven (7) days after the execution of this Agreement within which he may revoke this Agreement. In order to revoke this Agreement, Executive must deliver to the Company’s Human Resources Department, with a copy to the Company’s General Counsel, on or before seven (7) days after the execution of this Agreement a letter stating that he is revoking this Agreement.

17.              This Agreement shall be binding on and shall inure to the benefit of Executive’s heirs, executors, administrators, representatives and assigns and the Company’s successors in interest and assigns. Executive may not assign any of his rights or duties hereunder, except with the written consent of the Company. Executive covenants and represents that he has not assigned or attempted to assign any rights or claims he may have against the Company at any time prior to signing this Agreement.

18.              The Company will indemnify Executive to the fullest extent permitted by the laws of Delaware in effect at that time, or the certificate of incorporation and by-laws of the Company, or any indemnification agreement between Executive and the Company, whichever affords the greater protection to Executive.

19.              The parties agree that this Agreement, together with the Option Documents, contains the entire agreement between the parties and supersedes and cancels any and all prior or contemporaneous agreement or understanding on the subjects covered herein, including, but not limited to, Executive’s employment agreement entered into by and between the Company and Executive dated November 6, 2009, and no agreements, representations or statements of either party not contained in this Agreement shall bind that party. Notwithstanding the foregoing, Executive acknowledges that nothing herein supersedes any pre-existing duties of confidentiality, or the assignment of any invention or intellectual property or proprietary rights to the Company. This Agreement can be modified only in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Executive	LivePerson, Inc.

/s/ Michael I. Kovach	/s/ Dan Murphy
Signature	By

Michael I. Kovach	Dan Murphy
Print Name	Print Name

4/18/2013	4/18/2013
Date	Date

SCHEDULE A

TEMPLATE GENERAL RELEASE OF ALL CLAIMS

Pursuant to the Separation Agreement and General Release entered into by and between LivePerson, Inc. (the “Company”) and Michael I. Kovach (the “Executive”), dated effective as of April 18, 2013 (the “Separation Agreement”), Executive hereby enters into this General Release of All Claims (the “Release”). In consideration of the vesting acceleration set forth in Paragraph 3 of the Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby forever unconditionally and irrevocably releases and discharges the Company, and each and all of its direct and indirect affiliates, parents, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees, trustees, plan administrators, agents, attorneys, representatives, partners, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future, whether known or unknown, and of whatsoever kind or nature that Executive, his heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any alleged or actual matter, omission, act, cause or thing from the beginning of time until the date he signs this Release, including, but not limited to, those arising out of his employment or the termination thereof; provided, however, that the foregoing shall not release Company from its continuing obligations set forth in the Separation Agreement.

Executive understands and acknowledges that by signing this Release he is waiving and releasing any and all claims he may have concerning the terms and conditions of his employment and the termination of his employment including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, gender expression, gender identity, handicap, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so. As such, this release includes, but is not limited to, any claims arising under Title VII of the 1964 Civil Rights Act, 42 U. S. C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U. S. C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f), et seq.; the Americans with Disabilities Act, 42 U. S. C. § 12101 et seq.; the Employee Retirement and Income Security Act, 29 U. S. C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.; New York Equal Rights Law, N.Y. Civ. Rights Law § 40-c et seq.; New York Whistleblower Protection Law, N.Y. Lab. Law § 740 et seq.; New York Family Leave Law, N.Y. Lab. Law § 201-c; New York Equal Pay Law, N.Y. Lab. Law § 194; N.Y. Lab. Law § 215; the New York City Human Rights Law, Administrative Code of the City of New York, Section 8-101 et seq.; and any other federal or state constitutions, federal, state or local statutes, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or developed or undeveloped, up through the date of his execution of this Release. Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any aspect of his employment or termination.

Executive acknowledges and agrees that, as of the date of this Release, Executive has been paid all compensation (including without limitation any accrued but unused vacation or paid time off) for all of Executive’s service with the Company except for compensation, if any, owed to Executive pursuant to the provisions of the Separation Agreement. Executive represents that as of the date hereof he was not denied a request for leave, or retaliated against for taking leave under the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq., at any time during his employment with the Company. Executive and the Company also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing or of any violation of law by the Company or Executive.

This Release constitutes the entire agreement between Executive and the Company with regard to the subject matter of this Release. This Release supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release other than the Option Documents and the continuing obligations of Executive and Company that are set forth in the Separation Agreement. Executive understands and agrees that this Release may be modified only in a written document signed by Executive and a duly authorized officer of the Company.

This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Executive hereby submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court located in New York (which courts, for purposes of this Release, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under, or in connection with this Release or the subject matter hereof.

The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect. However that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

By signing below, Executive acknowledges that this Release affects substantial rights and that Executive has been advised to consult with an attorney prior to execution of this Release. Executive further understands and acknowledges that Executive has up to twenty-one (21) days following the Separation Date (as defined in Paragraph 1 of the Separation Agreement) to review this Release and to discuss it with an attorney of Executive’s own choosing, at Executive’s own expense, whether or not Executive wishes to sign this Release. Furthermore, Executive understands and acknowledges that Executive has seven (7) days after Executive signs this Release during which time Executive may revoke this Release. If Executive wishes to revoke this Release, Executive may do so by delivering a letter of revocation to the Company’s Human Resources Department with a copy to the Company’s General Counsel, by 5 p.m. EST on the seventh (7) days after Executive signs this Release.

Because of the revocation period, Executive understands that this Release will not become effective or enforceable until the eighth (8th) day after the date Executive signs this Release.

To accept this Release, Executive must sign and date this Release and return it to the Company’s Human Resources Department with a copy to the Company’s General Counsel.

Executive’s agreement with the terms of this Release is signified by Executive’s signature below. Furthermore, Executive acknowledges that Executive has read and understands this Release and that Executive signs this Release of all claims voluntarily, with full appreciation that at no time in the future may Executive pursue any of the rights that Executive has waived in this Release.

Date:	4/18/2013	/s/ Michael I. Kovach
By: Michael I. Kovach